State of Delaware
Secretary of State
Division of Corporations
Delivered 01:50 PM 12/03/2020
FILED 01:50 PM 12/03/2020
SR 20208549493 - File Number 6766117

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
Premier Products Group, Inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article 6 Section C" so that, as amended, said Article shall be and read as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and blank check preferred stock. 2,000,000,000 shares shall be common stock, par value of $0.0001 (the "Common Stock"). 51 shares shall be preferred stock, designated as blank check preferred stock, par value $0.001 (the "Preferred Stock or Blank Check Preferred Stock").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of December, 2020.

By: /s/ Darrell Calloway
Authorized Officer

Title: President

Name: Darrell Calloway
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